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                                                                   EXHIBIT 10.15

                             EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of April 16, 1996, by and between NetCo Communications Corporation, ("NetCo"), of Union Plaza
- Suite 102,333 North Washington Avenue, Minneapolis, MN 55401, and James R. Clancy, ("the Employee") of 4363 Coolidge Avenue, St. Louis Park, MN 55424.

WHEREAS, NetCo is engaged in the business of marketing high speed electronic courier services for the transportation, storage and retrieval of large quantities of data for print and CD-ROM prepress publishing industries as well as for medical imaging;

WHEREAS, NetCo desires to have the services of the Employee; and

WHEREAS, the Employee is willing to be employed by NetCo.

Therefore, the parties agree as follows:

1. EMPLOYMENT. Effective 5/14, 1996, Employee shall serve NetCo as Chief Marketing Officer.

2. BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of NetCo. Such duties shall be provided at such place(s) as the needs, business, or opportunities of NetCo may require from time to time.

3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Employee under this Agreement, NetCo will pay the Employee an annual salary of $85,000.00 payable in accordance with NetCo's usual payroll procedures. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid. Accrued vacation will be paid in accordance with state law and NetCo's customary procedures.

4. ACHIEVEMENT PAYMENTS. In addition to the payments under the preceding paragraph, NetCo will make payments, not to exceed $40,000, to the Employee based on achievement of four specific objectives that shall be established between the Employee and NetCo. Payments will be made in increments of $10,000 each.

     a. FIRST PAYMENT. The first payment shall be made at the end of the first full payroll period following completion by the Employee and acceptance by NetCo of the first objective, a detailed written plan and timeline (hereinafter referred to as the "Plan") for development and implementation of a comprehensive marketing plan for NetCo products during 1996 and 1997. The written Plan will include at least three additional specific objectives that the Employee must be achieve during the twelve month period following the effective date of this Agreement, that will serve as the basis for NetCo to make each of the payments of $10,000.

     b. REMAINING THREE PAYMENTS. After achievement of the first objective in the under "A." in the preceding paragraph, the Employee shall be compensated for achieving the remaining three objectives in five equal payments of $10,000 each (totaling an amount not to exceed $30,0000).

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     c. DEATH OF EMPLOYEE. If Employee dies during the term of this Agreement,
     Employee shall be entitled to partial achievement payments on a pro rata basis for the period ending with the date of Employee's death.

     d. DISABILITY OF EMPLOYEE. If the Employee becomes disabled during the term of this Agreement. Employee shall be entitled to partial achievement payments on a pro rata basis for the period ending on the date the Employee's disability is determined to have occurred.

5. INCENTIVE STOCK OPTION. Subject to approval of the NetCo Board of Directors, and in addition to any other compensation to which the employee may be entitled by this agreement, Employee shall be entitled to receive an incentive Stock Option for Seventy Five Thousand (75,000) shares of NetCo Communications Corporation under the NetCo 1996 Stock Option Plan according to the incentive Stock Option Agreement in Exhibit 1. The exercise price of the incentive Stock Option shall be Seven and 50/100 dollars ($7.50) per share, being the fair market value on the date of the grant.

6. REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH NETCO POLICY. NetCo will reimburse Employee for "out-of-pocket" expenses in accordance with NetCo policies in effect from time to time.

7. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Employee shall provide NetCo with all information, suggestions, and recommendations regarding NetCo's business, of which Employee has knowledge, that will be of benefit to NetCo.

8. CONFIDENTIALITY. Employee recognizes that NetCo has and will have information regarding the following:

- inventions                             - business affairs
- machinery                              - processes
- products                               - trade secrets
- prices                                 - technical matters
- apparatus                              - customer lists
- costs                                  - product designs
- discounts                              - copyrights
- future plans

and other vital information (collectively, "Information") which are valuable, special and unique assets of NetCo. Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the NetCo. Employee will protect the Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

9. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that the Employee has disclosed (or has threatened to disclose) Information in violation of this Agreement, NetCo shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. NetCo shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

10. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a One year period after the termination of Employee's employment. During such One year period, neither party shall make

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or permit the making of any public announcement or statement of any kind that
Employee was formerly employed by or connected with NetCo.

11. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of the company, Employee agrees and covenants that for a period of 18 months following the termination of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly engage in any business competitive with NetCo. This covenant shall apply to the geographical area that includes the United States and Canada. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of NetCo for the benefit of a third party that is engaged in such business. Employee agrees that this non-compete provision will not adversely affect the Employee's livelihood.

12. EMPLOYEE'S INABILITY TO CONTRACT FOR NETCO. Employee shall not have the right to make any contracts or commitments for or on behalf of NetCo without first obtaining the express written consent of NetCo.

13. HOLIDAYS. Employee shall be entitled to the following holidays with pay during each calendar year:

    - New Year's Day                       - Thanksgiving Day
    - Memorial Day                         - Christmas Eve and Christmas Day
    - Independence Day                     - The Friday after Thanksgiving Day
    - Labor Day                            - Two weeks vacation

14. OTHER BENEFITS. Employee shall be entitled to insurance benefits, in accordance with the NetCo's applicable insurance contract(s) and policies, and applicable state law. These benefits shall include:

    - Health insurance
    - Short term Disability Insurance
    - Dental
    - 401 (k) Retirement Plan
    - Life Insurance

as such benefits are provided in accordance with NetCo policies in effect from time to time.

15. TERM/TERMINATION. Employee's employment under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated, with or without cause, by either party upon 30 days written notice. If Employee is in violation of this Agreement, NetCo may terminate employment without prior notice and with compensation to Employee only to the date of such termination. The compensation paid under this Agreement shall be the Employee's exclusive remedy.

16. TERMINATION FOR DISABILITY. NetCo shall have the option to terminate this Agreement, if Employee becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. NetCo shall exercise this option by giving 30 days' written notice to Employee.

17. RETURN OF PROPERTY. Upon termination of this Agreement, the Employee shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee's possession or under the Employee's control which is NetCo's property or related to NetCo's business

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18. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

                      NetCo:
                      -----

                      NetCo Communications Corporation

                      Edward J. Driscoll, III
                      President & CEO
                      Union Plaza - Suite 102
                      333 North Washington Avenue
                      Minneapolis, MN 55401

                      Employee:
                      --------

                      James R. Clancy
                      4363 Coolidge Avenue
                      St. Louis Park, MN 55424

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

20. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

21. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

23. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Minnesota.

AGREED TO AND ACCEPTED

NetCo:                                             Employee:
NetCo Communications Corporation

By: /s/ Edward J. Driscoll III                     By: /s/ James R. Clancy
    ---------------------------------                  -------------------------
    Edward J. Driscoll III                             James R. Clancy
    President and CEO

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